UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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BIGLARI HOLDINGS INC.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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BIGLARI HOLDINGS INC.
17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
April 7, 2016

To the Shareholders of Biglari Holdings Inc.:

You are cordially invited to attend the annual meeting (the “Annual Meeting”) of the shareholders of Biglari Holdings Inc. (the “Corporation” or “Biglari Holdings”)  to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 7, 2016, at 1:00 p.m., Eastern Daylight Time, for the following purposes:

1.	To elect five directors.

2.	To ratify the selection by the Audit Committee of the Board of Directors (the “Board”) of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for 2016.

3.	To vote on a non-binding advisory resolution to approve the compensation of the Corporation’s Named Executive Officers, as described in the enclosed proxy statement.

4.	To consider and act upon The Humane Society of the United States’ (HSUS) shareholder proposal, if properly presented at the Annual Meeting.

5.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on March 4, 2016 as the record date for determining which shareholders have the right to vote at the Annual Meeting or at any adjournment thereof.

You may either vote by telephone or by Internet by following the instructions on the enclosed proxy card, or sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you are a beneficial owner or you hold your shares in “street name,” please follow the voting instructions provided by your bank, broker or other nominee.

We look forward to seeing you at the Annual Meeting.

By order of the Board,

Sardar Biglari
Chairman and Chief Executive Officer

San Antonio, Texas
March 7, 2016

If you are a shareholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed proxy card because you must present this ticket to be admitted to the meeting.  Each shareholder will be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders who do not present an admission ticket must present proof of ownership of shares.  Those shareholders holding shares in brokerage accounts will need to bring a copy of a brokerage statement, a legal proxy or a letter from the broker confirming ownership of Biglari Holdings Inc.’s shares.  Registration will begin at 12:00 p.m.  Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

BIGLARI HOLDINGS INC.
17802 IH 10 WEST, SUITE 400
SAN ANTONIO, TEXAS 78257

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 7, 2016

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Biglari Holdings Inc. (hereinafter “we”, “our”, “BH”, “Biglari Holdings,” “Corporation” or “Company”) of proxies in the accompanying form for the Annual Meeting of Shareholders to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 7, 2016, at 1:00 p.m., Eastern Daylight Time, and at any adjournment or postponement thereof (the “Annual Meeting”).  This proxy statement and the enclosed form of proxy are first being sent to shareholders on or about March 7, 2016.

GENERAL INFORMATION

Why am I receiving a proxy statement?

You are receiving this document because you were one of our shareholders on March 4, 2016, the record date for our Annual Meeting. We are sending this proxy statement and the form of proxy card to you in order to solicit your proxy to vote your shares of Biglari Holdings common stock, stated value $0.50 per share (the “Common Stock”), upon certain matters at the Annual Meeting.

What does it mean if I receive more than one proxy statement or proxy card?

If you receive multiple proxy statements or proxy cards, that may mean that you have more than one account with brokers or our transfer agent. Please vote all of your shares.

What information is available on the Internet?

This proxy statement, our Annual Report on Form 10-K and other financial documents are available free of charge at the Securities and Exchange Commission’s (the “SEC”) website, www.sec.gov. Our proxy statement and annual report to shareholders are available on our corporate website, www.biglariholdings.com.

Are you “householding” for shareholders sharing the same address?

Yes. The SEC’s rules regarding the delivery of proxy materials to shareholders permit us to deliver a single copy of these documents to an address shared by two or more of our shareholders. This method of delivery is called “householding,” and it can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple shareholders sharing an address, unless we receive instructions to the contrary from one or more of the shareholders. We will still be required, however, to send you and each other Biglari Holdings shareholder at your address an individual proxy voting card. If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our Corporate Secretary at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257. The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Is there any other information that I should be receiving?

Yes. You will be receiving a copy of our 2015 annual report to shareholders, which contains financial and other information about the Company.

Who pays for the Company’s solicitation of proxies?

We will pay for the entire cost of soliciting proxies on behalf of the Company. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding the Company’s proxy materials to beneficial owners. In addition, our directors, officers and other employees may solicit proxies in person, by mail, by telephone, via the Internet, press releases or advertisements. Directors, officers and other employees will not be paid any additional compensation for soliciting proxies.

Who may attend the Annual Meeting?

The Annual Meeting is open to all of our shareholders. To attend the meeting, you will need to register upon arrival. If you are a shareholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed proxy card because you must present this ticket to be admitted to the meeting.  Each shareholder will be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders who do not present an admission ticket must present proof of ownership of shares.  Those shareholders holding shares in brokerage accounts will need to bring a copy of a brokerage statement, a legal proxy or a letter from the broker confirming ownership of Biglari Holdings’ shares. If we cannot verify that you own Biglari Holdings shares, you will not be admitted to the meeting.

How can I find the voting results of the Annual Meeting?

We will include the voting results in a Current Report on Form 8-K, which we will file with the SEC no later than four business days following the completion of the Annual Meeting.

VOTING MATTERS

What am I voting on at the Annual Meeting?

You will be voting on the following matters:

•	The election of five directors.

•	The ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016.

•	The approval of a non-binding advisory resolution regarding the compensation of the Company’s Named Executives Officers, as described in this proxy statement.

•	The Humane Society of the United States’ (HSUS) shareholder proposal, if properly presented at the Annual Meeting.

Who is entitled to vote?

You may vote if you owned shares of our Common Stock at the close of business on March 4, 2016. As of March 4, 2016, there were 2,066,864 shares of our Common Stock outstanding.

How many votes must be present to hold the Annual Meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of Common Stock holding in the aggregate a majority of the voting power of the Corporation’s stock entitled to vote shall constitute a quorum for the transaction of business.

How many votes do I have and can I cumulate my votes?

You have one vote for every share of our Common Stock that you own. Cumulative voting is not allowed.

May I vote my shares in person at the Annual Meeting?

Yes. You may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Whether or not you plan to attend the meeting in person, however, in order to assist us in tabulating votes at the Annual Meeting, we encourage you to vote by returning your proxy card or by using the telephone or Internet.

How do I vote before the meeting?

Before the meeting, you may vote your shares in one of the following three ways:

•	by completing, signing and returning the enclosed proxy card in the postage-paid envelope;

•	by telephone (within the United States and Canada) by calling the toll-free number located on your proxy card; or

•	by Internet by following the directions on your proxy card.

Please use only one of the three ways to vote. Please follow the directions on your proxy card carefully. If you hold shares in the name of a broker, your ability to vote those shares by Internet or telephone depends on the voting procedures used by your broker, as explained below under the question “How do I vote if my broker holds my shares in ‘street name’?”

How do I vote if my broker holds my shares in “street name”?

If your shares are held in a brokerage account in the name of your bank or broker (this is called “street name”), your bank or broker will send you a voting instruction form that requests directions for voting those shares. Many (but not all) brokerage firms and banks provide Internet and telephone voting options.

What is a “broker non-vote”?

If you own shares through a broker in street name, you may instruct your broker how to vote your shares. A “broker non-vote” occurs when you fail to provide your broker with voting instructions at least ten days before the Annual Meeting and the broker does not have the discretionary authority to vote your shares on a particular proposal because the proposal is not a “routine” matter under applicable rules. See “How will abstentions and broker non-votes be treated?” below.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum at the Annual Meeting, but will not count as votes cast, unless such proposal is a “routine” matter under applicable rules.  The only “routine” matter to be presented at the Annual Meeting is Proposal 2, Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

How will my proxy be voted?

The individuals named on the enclosed proxy card will vote your proxy in the manner you indicate on the proxy card.

What if I return my proxy card or vote by Internet or telephone but do not specify my vote?

If you sign and return your proxy card or complete the Internet or telephone voting procedures but do not specify how you want to vote your shares, we will vote them:

•	FOR the election of each of the five nominees named in this proxy statement.

•	FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

•	FOR the non-binding advisory resolution to approve the compensation of our Named Executive Officers, as described in this proxy statement.

•	AGAINST the HSUS shareholder proposal.

 Can I change my mind and revoke my proxy?

Yes. Shareholders who submit a proxy may revoke their proxy or change their vote at any time prior to the Annual Meeting by:

•	submitting a new proxy bearing a later date in accordance with the instructions on your proxy card or provided by your broker or bank;

•	sending our Corporate Secretary a written notice of revocation dated later than the date of the proxy;

•	re-voting by telephone by calling the toll-free number located on your proxy card;

•	re-voting by the Internet by following the directions on your proxy card; or

•	attending the Annual Meeting and voting in person—note that attendance at the Annual Meeting will not revoke a proxy if you do not actually vote at the Annual Meeting.

What vote is required to approve each proposal?

Proposal 1:  Election of five directors.

The affirmative vote of a plurality of the votes cast by shareholders present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. A properly executed proxy card marked “WITHHOLD” with respect to the election of a director nominee will be counted for purposes of determining if there is a quorum at the Annual Meeting, but will not be considered to have been voted for the director nominee.  Broker non-votes will also not be considered to have been voted for any director nominee.

Pursuant to the Corporation’s Corporate Governance Guidelines, if a director nominee in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” that director’s election, the nominee shall promptly offer his or her resignation to the Board.  A committee consisting of the Board’s independent directors (which will specifically exclude any director who is required to offer his or her own resignation) shall consider all relevant factors and decide on behalf of the Board the action to be taken with respect to such offered resignation and will determine whether to accept the resignation or take other action.  The Corporation will publicly disclose the Board’s decision with regard to any resignation offered under these circumstances with an explanation of how the decision was reached, including, if applicable, the reasons for rejecting the offered resignation.

Proposal 2:  Ratification of selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

The affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve Proposal 2, ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.  This proposal is considered routine, and thus if you hold your shares in street name, your broker may vote your shares for you absent any other instructions from you.  Abstentions will have the same effect as a vote against this proposal.

Proposal 3:  Non-binding advisory resolution to approve the compensation of our Named Executive Officers, as described in this proxy statement.

The affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve Proposal 3, the advisory vote on executive compensation.  Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Proposal 4:  HSUS shareholder proposal, if properly presented at the Annual Meeting.

The affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve Proposal 4, the HSUS shareholder proposal.  Abstentions and broker non-votes will have the same effect as a vote against this proposal.

How do you recommend that I vote on these items?

The Board of Directors recommends that you vote:

•	FOR the election of each of the five nominees named in this proxy statement.

•	FOR ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2016.

•	FOR the non-binding advisory resolution to approve the compensation of our Named Executive Officers, as described in this proxy statement.

•	AGAINST the HSUS shareholder proposal.

May other matters be raised at the Annual Meeting?

We have not received proper notice of, and are not aware of, any business to be transacted at the Annual Meeting other than as indicated in this proxy statement. If any other proposal properly comes before the Annual Meeting, the proxies received will be voted on such matter in accordance with the discretion of the proxy holders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 7, 2016.

The Proxy Statement for the Annual Meeting of Shareholders to be held on April 7, 2016 and the Corporation’s 2015 Annual Report to Shareholders are available at www.biglariholdings.com/annualmeeting.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Director Nominees

At the Annual Meeting, a Board consisting of five members will be elected until the next annual meeting.

Upon the recommendation of the Governance, Compensation and Nominating Committee, the members of the Board have nominated for election five current directors of the Corporation, three of whom are “independent” within the meaning of the listing standards of the New York Stock Exchange.  William L. Johnson is retiring from the Board at the Annual Meeting, and the authorized number of directors will be reduced to five upon his retirement.

Information with respect to our nominees for election as directors, including the experience, qualifications, attributes and skills that led to the selection of each nominee by the Governance, Compensation and Nominating Committee, is contained in the following table:

Name	Age	Business Experience

Sardar Biglari	38
Chairman of the Board and Chief Executive Officer of Biglari Holdings since 2008.  In addition, Mr. Biglari has served as Chairman and Chief Executive Officer of Biglari Capital Corp. (“Biglari Capital”) since 2000. Biglari Capital is the general partner of The Lion Fund, L.P. and The Lion Fund II, L.P. (collectively, the “investment partnerships”), private investment partnerships.  Mr. Biglari has also served as a director of CCA Industries, Inc. (“CCA Industries”), a manufacturer and marketer of health and beauty aids, from August 2011 to July 2014 and since October 2015, and as a director of Insignia Systems, Inc. (“Insignia Systems”), a developer and marketer of innovative point-of-purchase in-store products, programs and services, since December 2015 and as its Co-Chairman since January 2016.  Mr. Biglari is an entrepreneur with extensive managerial and investing experience in a broad range of businesses.

Philip L. Cooley	72
Vice Chairman of the Board of Biglari Holdings since April 2009 and a director since March 2008. Prassel Distinguished Professor of Business at Trinity University, San Antonio, Texas, from 1985 until his retirement in May 2012.  Served as an advisory director of Biglari Capital since 2000.  Director of CCA Industries from August 2011 to July 2014 and since October 2015 and of Insignia Systems since December 2015.  Dr. Cooley has extensive business and investment knowledge and experience.  He also has experience serving on the boards of directors of public companies.

Ruth J. Person	70
Director of the Corporation since 2002.  Chancellor, University of Michigan-Flint, from 2008 to 2014 and Professor of Management from 2008 to present.  Dr. Person has years of experience in leadership and board positions at various institutions.

Kenneth R. Cooper	71
Director of the Corporation since October 2010.  Attorney in the private practice of law at the Kenneth R. Cooper Law Office since 1974, with over 40 years of legal and business experience in real estate transactions and related matters.  Mr. Cooper has extensive experience in real estate, business and financial matters.

James P. Mastrian	73
Director of the Corporation since August 2012.  Mr. Mastrian was the special advisor to the Chairman and Chief Executive Officer of Rite Aid Corporation (“Rite Aid”) from August 2007 until his retirement in August 2008.  Director of CCA Industries from 2009 to August 2012.  Mr. Mastrian served in a leadership role in the retail sector, has extensive marketing experience and over 40 years of experience in corporate management.

The Governance, Compensation and Nominating Committee of the Board has concluded that the following directors are independent in accordance with the director independence standards of the New York Stock Exchange, and has determined that none of them has a material relationship with the Corporation which would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director:  Kenneth R. Cooper, James P. Mastrian and Ruth J. Person.

When the accompanying proxy card is properly executed and returned, the shares it represents will be voted in accordance with the directions indicated thereon or, if no direction is indicated, the shares will be voted FOR the election of the five nominees identified above.  Each of our nominees has consented to being named in this proxy statement and has agreed to serve, if elected. The Corporation expects each nominee to be able to serve if elected, but if any nominee notifies the Corporation before the Annual Meeting that he or she is unable to do so, then the proxies will be voted for the remainder of those nominated and, as designated by the directors, may be voted (i) for a substitute nominee or nominees or (ii) to elect such lesser number to constitute the whole Board as equals the number of nominees who are able to serve.

OUR BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” EACH OF THE COMPANY’S FIVE NOMINEES FOR DIRECTOR.

Board Meetings, Committees and Nominations

The Board held nine formal meetings during 2015.  Each director during 2015 attended at least 75% of all meetings of the Board and of the committees of the Board on which he or she served.  Directors are encouraged but not required to attend annual meetings of the Corporation’s shareholders.  All directors of the Corporation attended the 2015 Annual Meeting of Shareholders.

The Board has established an Audit Committee in accordance with Section 3(a)(58)A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The 2015 Audit Committee consisted of Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person.  The Board determined that each of William L. Johnson, James P. Mastrian and Ruth J. Person meets the definition of “audit committee financial expert” as that term is used in Item 407(d)(5) of Regulation S-K promulgated under the Exchange Act.  All current members of the Audit Committee meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act and in Section 303A of the New York Stock Exchange Listed Company Manual.  The Audit Committee assists the Board with oversight of a) the integrity of the Corporation’s financial statements; b) the Corporation’s compliance with legal and regulatory requirements; and c) the qualifications and independence of the Corporation’s independent public accountants and the Corporation’s internal audit function.  The Audit Committee meets periodically with the Corporation’s independent public accountants, internal auditors and members of management and reviews the Corporation’s accounting policies and internal controls.  The Audit Committee also selects the firm of independent public accountants to be retained by the Corporation to perform the audit.  The Audit Committee held five formal meetings during 2015.  The Audit Committee Charter is available on the Corporation’s website at www.biglariholdings.com and may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.

The Board has established a Governance, Compensation and Nominating Committee and adopted a charter to define and outline the responsibilities of its members.  A copy of the Governance, Compensation and Nominating Committee Charter is available on the Corporation’s website at www.biglariholdings.com and may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.  The 2015 Governance, Compensation and Nominating Committee consisted of Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person, all of whom are independent directors in accordance with the New York Stock Exchange director independence standards.

The role of the Governance, Compensation and Nominating Committee is to assist the Board by a) recommending governance guidelines applicable to the Corporation; b) identifying, evaluating and recommending the nomination of Board members; c) setting the compensation of the Corporation’s Chief Executive Officer and performing other compensation oversight; d) reviewing related persons transactions; and e) assisting the Board with other related tasks, as assigned from time to time.  The Governance, Compensation and Nominating Committee held fifteen formal meetings during 2015.

The Corporation does not have a policy regarding the consideration of diversity, however defined, in identifying nominees for director.  Instead, in identifying director nominees, the Governance, Compensation and Nominating Committee looks for individuals who possess integrity, ownership mentality, business expertise and enterprise qualities that support an entrepreneurial culture.  With respect to the selection of director nominees at the Annual Meeting, the Governance, Compensation and Nominating Committee recommended the Board nominate the five directors named in this proxy statement.

The Governance, Compensation and Nominating Committee has a policy under which it will consider recommendations presented by shareholders.  A shareholder wishing to submit such a recommendation should send a letter to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.  The mailing envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation”.  The Secretary must receive the recommendation not less than 120 days prior to the date we released our proxy materials for the preceding year’s annual meeting for it to be considered by the Governance, Compensation and Nominating Committee for the 2017 Annual Meeting of Shareholders.  The letter must identify the author as a shareholder and provide a brief summary of the candidate’s qualifications.  At a minimum, candidates recommended for nomination to the Board must meet the director independence standards of the New York Stock Exchange.  The Governance, Compensation and Nominating Committee’s policy provides that candidates recommended by shareholders will be evaluated using the same criteria as are applied to all other candidates.

Board Leadership Structure and Role in Risk Oversight

Sardar Biglari is the Corporation’s Chairman of the Board and Chief Executive Officer.  The Corporation is a holding company owning subsidiaries engaged in a number of diverse business activities, including media, property and casualty insurance, and restaurants.  The Corporation’s largest operating subsidiaries are involved in the franchising and operating of restaurants. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Mr. Biglari. Because of the Company’s holding company structure, along with the centralization of significant managerial and capital allocation decisions to Mr. Biglari, the most effective leadership model for the Corporation is to designate Mr. Biglari as holding both positions of Chairman and Chief Executive.

The full Board has responsibility for general oversight of relevant risks. Mr. Biglari bears responsibility for managing various risks faced by the Company.  Furthermore, Mr. Biglari reviews with the Board relevant possible risks. In addition, as part of its Charter, the Audit Committee reviews and discusses the Corporation’s policies concerning risk assessment and risk management.

Director Compensation

Directors of Biglari Holdings do not receive grants of Company stock.  We discontinued the practice of issuing stock options and restricted stock awards to avoid equity dilution of our shareholders.  Effective April 1, 2009, all annual retainers have been paid in cash only.

Directors of the Corporation who are employees do not receive fees for attendance at directors’ meetings.  During 2015, a director who was not an employee received an annual cash retainer of $45,000, and the Chairs of the Audit Committee and the Governance, Compensation and Nominating Committee each received an annual cash retainer of $50,000.  For his role as Vice Chairman of the Board and such other duties as designated by the Board, Dr. Cooley received an annual cash retainer of $210,000.  In addition, non-employee directors receive cash meeting attendance fees as follows:

•	$3,500 for each in-person Board meeting attended

•	$1,250 for each committee meeting attended in-person not held in conjunction with a Board meeting

•	$500 for each committee meeting attended held in conjunction with a Board meeting and

•	$500 for any meeting (Board or committee) in which the director participated by phone

The following table provides compensation information for the year ended December 31, 2015 for each non-management member of the Board who served on the Board during such year:

Name	Fees Earned or Paid in Cash	All Other Compensation		Total
Philip L. Cooley	$223,500	$50,823	a	$274,323
Kenneth R. Cooper	$75,750	$—		$75,750
William L. Johnson	$75,750	$—		$75,750
James P. Mastrian	$69,500	$—		$69,500
Ruth J. Person	$68,750	$—		$68,750

a. Represents use of aircraft and related expenses for travel.

Meetings of Independent Directors

In addition to the five meetings held by the Audit Committee and the 15 meetings held by the Governance, Compensation and Nominating Committee, both of which are composed of all of the independent directors of the Company, the independent directors held three additional meetings during 2015. A shareholder or other interested party wishing to contact the independent directors, as applicable, should send a letter to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257. The mailing envelope should contain a clear notation that the enclosed letter is to be forwarded to the Corporation’s independent directors.

Shareholder Communications with the Board

Shareholders who wish to communicate with the Board or a particular director may send a letter to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257. The mailing envelope should contain a clear notation that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters should identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to promote effective governance of the Corporation. The Corporate Governance Guidelines are available on the Corporation’s website at www.biglariholdings.com. A copy of the Corporate Governance Guidelines also may be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.

Code of Business Conduct and Ethics

The Corporation has adopted a Code of Conduct for all directors, officers and employees as well as directors, officers and employees of each of its subsidiaries.  The Code of Conduct is available on the Corporation’s website at www.biglariholdings.com.  A copy of the Code of Conduct may also be obtained at no charge by written request to the attention of the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.

Non-Employee Director Stock Ownership Guidelines

The Board has adopted Stock Ownership Guidelines for our non-employee directors to ensure that the interests of our non-employee directors are aligned with the interests of our shareholders in maximizing the long-term value of the Company.  The policy requires our non-employee directors to own shares equal in value to at least five times their annual cash retainer.  Directors have until four years from the adoption of the policy to meet this guideline.

Executive Officers

Our executive officers are appointed annually by the Board, or at such interim times as circumstances may require.  Other than Mr. Biglari, the only executive officer of the Corporation during 2015 was Bruce Lewis.

Mr. Lewis, age 51, joined the Company and was named Controller in January 2012.  From 2007 to 2011, Mr. Lewis was Senior Vice President and Controller of Blockbuster Inc.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as our independent registered public accounting firm for 2016.  Deloitte & Touche LLP has served in that capacity since fiscal 2003. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to questions.

If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider its choice, taking into consideration the views of the shareholders, and may (but will not be required to) appoint a different firm to serve in that capacity for 2016.

Required Vote

If a quorum is present, approval of the ratification of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for 2016 will require the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

Our Board unanimously recommends that shareholders vote FOR the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for 2016.  Properly dated and signed proxies will be so voted unless shareholders specify otherwise.

PROPOSAL THREE:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Corporation is providing shareholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act.  Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

The advisory vote on executive compensation is a non-binding vote on the compensation of the Corporation’s Named Executive Officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules promulgated by the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.  The advisory vote on executive compensation is not a vote on the Corporation’s general compensation policies, compensation of the Board, or the Corporation’s compensation policies as they relate to risk management.  Pursuant to an advisory vote at our 2014 annual meeting, our shareholders elected to hold the advisory vote on executive compensation on an annual basis, and the Company intends to include an advisory shareholder vote on executive compensation in its proxy materials each year until the next shareholder vote on the frequency of the advisory vote to approve executive compensation.

The Governance, Compensation and Nominating Committee believes the Corporation’s executive compensation program, including the Incentive Agreement with Mr. Biglari, reflects a strong pay-for-performance philosophy and is closely aligned with shareholders’ long-term interests.  The Compensation Discussion and Analysis section starting on page 18 of this proxy statement provides a more detailed discussion of the Corporation’s executive compensation policies and practices.

Non-Binding Advisory Resolution

We are asking our shareholders to indicate their support for the Company’s executive compensation program as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED.”

This advisory vote on executive compensation is not binding on the Board.  However, the Board values the opinion of our shareholders and will take into account the result of the vote when making future decisions regarding executive compensation.

Required Vote

If a quorum is present, the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this resolution.

Our Board recommends a vote FOR adoption of the advisory resolution approving the compensation of the Corporation’s Named Executive Officers.  Properly dated and signed proxies will be so voted unless shareholders specify otherwise.

PROPOSAL FOUR:

HSUS SHAREHOLDER PROPOSAL

The Humane Society of the United States (“HSUS”), 2100 L Street, NW, Washington, DC 20037, has notified the Corporation that it intends to propose the following resolution at the Annual Meeting.  HSUS’ proposed resolution and supporting statement are reproduced verbatim below from HSUS’ letter to us dated October 21, 2015. The Corporation takes no responsibility for the accuracy of HSUS’ statements.

RESOLVED, that shareholders ask that Biglari Holdings adopt a policy, and amend other governing documents as necessary, to require that the Board’s Chair be an independent director. This independence requirement shall apply prospectively, so as not to violate any contractual obligation at the time this resolution is adopted. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. The policy should also specify how to select a new independent Chair if a current Chair ceases to be independent between annual shareholder meetings.

SUPPORTING STATEMENT:

Biglari Holdings’ CEO, Sardar Biglari, also serves as Chair of the Company’s Board of Directors. (As well, Biglari Capital Corp. is the Company’s largest shareholder and Mr. Biglari himself is also among its largest holders.)

This proposal is based on the following logic:

1.           The role of management, including the CEO, is to run the company; and

2.	the Board’s role is to provide independent oversight of management, including of the CEO; therefore

3.	there is a potential conflict of interest and lack of checks and balances when a CEO is his or her own overseer while simultaneously managing the business.

As Intel’s former chair Andrew Grove asks, “Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?”

Increasingly, board members seem to agree. According to a Sullivan & Cromwell survey of 400 Board members, approximately 70% of respondents believe the head of management should not concurrently Chair the Board.

Indeed, this is a growing issue: in 2012, 44% of all S&P 500 companies had Boards not chaired by their CEO.

An independent Board Chair has also been found to improve financial performance. A 2012 GMI Ratings report, titled The Costs of a Combined Chair/CEO, found that companies with a separate CEO and Chair provide investors with five-year shareholder returns nearly 28% higher than those of companies helmed by a party of one.

It makes sense, then, that numerous institutions support separation, including CalPERS (America’s largest public pension fund) and Institutional Shareholder Services (ISS). Additionally, The Council of Institutional Investors, whose members invest over $3 trillion, states that a “board should be chaired by an independent director.”

We believe that ensuring the Board Chair position is held by an independent director rather than a company executive would benefit Biglari Holdings and its shareholders, and encourage shareholders to vote FOR this proposal.

Management’s Response

Sardar Biglari is our controlling shareholder with a 50.6% interest in Biglari Holdings. All major operating, investment, and capital allocation decisions are made for the Company and its subsidiaries by Mr. Biglari. Because of the Company’s holding company structure, along with the centralization of significant managerial and capital allocation decisions to Mr. Biglari, the most effective leadership model for the Corporation is to designate Mr. Biglari as holding both positions of Chairman and Chief Executive. It is Mr. Biglari’s opinion that a controlling shareholder who is also CEO, as is currently the case, should hold both roles. This opinion is shared by the Board of Directors.

The Board recommends that shareholders vote AGAINST this proposal.

Required Vote

If a quorum is present, the affirmative vote of a majority of the Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this proposal.

Our Board recommends a vote AGAINST the approval of the HSUS proposal.  Properly dated and signed proxies will be so voted unless shareholders specify otherwise.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis is designed to provide shareholders with a better understanding of our compensation philosophy, core principles, and decision-making process.  It explains the compensation-related actions taken regarding the executive officers identified in the Summary Compensation Table (the “Named Executive Officers”).  Details regarding the compensation we paid to the Named Executive Officers for 2015 are found in the tables and narrative that follow them.

Executive Summary

Biglari Holdings is composed of two distinct components:  operating businesses and investments.  The Company conducts its operations through its wholly-owned subsidiaries, including Steak n Shake Inc., Western Sizzlin Corporation, First Guard Insurance Company and Maxim Inc.  The Company holds its investments mainly by means of limited partner interests in the investment partnerships. The general partner of the investment partnerships is Biglari Capital, a private investment firm owned by Mr. Biglari, who is both CEO of the Company and serves as the managing partner of the investment partnerships. As CEO of Biglari Holdings, he oversees the Company’s operating businesses, and as Chairman of Biglari Capital, the general partner of these investment partnerships, he is responsible for their investment decisions.

Compensation of Chief Executive Officer

Chief Executive Officer Compensation for Managing the Operating Businesses

In his capacity as CEO of the Company, Mr. Biglari earned $900,000 in total direct compensation for 2015.

Base Salary

Mr. Biglari’s current base salary of $900,000 was set by the Compensation Committee of the Board of Directors (prior to being merged with the Governance and Nominating Committee).

Mr. Biglari’s salary has not been increased since 2009.

Incentive Agreement

Philosophy.  In designing the Company’s incentive agreement with Mr. Biglari (the “Incentive Agreement”), the Governance, Compensation and Nominating Committee of the Board (the “Committee”) sought to embody the pay-for-performance ethos of the Company and its focus on maximizing long-term shareholder value.  The Company’s singular long-term strategic objective is to maximize its per-share intrinsic value, a subjective gauge of the progress of the business that the Company believes will eventually be reflected in its stock price.  Therefore, the Committee conceives it was most appropriate to determine Mr. Biglari’s compensation for our operating businesses by reference to the objective measure – adjusted book value growth – that most closely tied to the increase in intrinsic value.  The book value metric is adjusted, as further described below, so that Mr. Biglari is compensated solely for the Company’s true economic gains.

Incentive Design.  The Incentive Agreement establishes a performance-based annual incentive payment for Mr. Biglari contingent upon the growth in adjusted book value in each year attributable to our operating businesses.  The adjusted book value metric adopted by the Committee measures the Company’s economic performance and thus is unaffected by non-economic factors.  For example, the consummation of the rights offerings conducted by the Company (despite having raised significant capital to further the Company’s business objectives) had no impact on Mr. Biglari’s compensation under the Incentive Agreement.

In order for Mr. Biglari to receive any incentive, our operating businesses must achieve annual adjusted book value growth in excess of 6% (the “Hurdle Rate”) above the previous highest level of book value (the “High Water Mark”).  Mr. Biglari will receive 25% of any incremental book value created above the High Water Mark plus the Hurdle Rate (collectively, the “Measuring Point”).  For example, if the previous highest recorded book value was $100,000,000, the Company’s operating businesses would need to attain adjusted book value of $106,000,000 before any incentive could be earned.  In any year in which book value declines, our operating businesses must completely recover their deficit from the previous High Water Mark, along with attaining the Hurdle Rate, before Mr. Biglari becomes eligible to receive any further incentive payment.  The Incentive Agreement limits Mr. Biglari’s incentive compensation to $10 million in any one-year performance period.

Further, the Incentive Agreement provides that Mr. Biglari must use at least 30% of his pre-tax incentive compensation (which equates to approximately 50% after tax, assuming a 40% tax rate) to purchase shares of the Company’s Common Stock in the open market.  Mr. Biglari is then required to hold such shares for a minimum of three years from the date of purchase, subject to the Incentive Agreement.

2015 Incentive Payout.  Mr. Biglari did not receive an incentive payment for 2015.

Historical Incentive Payouts.  Payouts earned under the Incentive Agreement have closely aligned with corporate performance.  In fiscal 2013, the Company’s adjusted book value increased approximately $110.7 million, primarily due to unrealized appreciation of investments held at the time by the Company, resulting in an incentive payment to Mr. Biglari of $10 million, the maximum amount under the Incentive Agreement.  In each of fiscal 2014 and the 2014 transition period, our book value declined mainly as a result of expenses incurred in our continuing efforts to franchise the Steak n Shake concept and also to revitalize the Maxim brand, which we acquired in February 2014.  These expenditures also impacted our book value growth in 2015, which was approximately $1.8 million, an amount less than the Measuring Point. As a result, Mr. Biglari did not receive any incentive payments for these periods.

The foregoing expenditures emphasize the Company’s focus on creating sustainable long-term shareholder value, which may come at the expense of short-term results.  Our executive compensation philosophy is intended to reward and promote such long-term growth for the benefit of all shareholders, and thus may result in Mr. Biglari’s receipt of little or no compensation in years in which we incur significant expenses or take other actions towards the pursuit of this ultimate goal.

The CEO incentive payment is reviewed by the Committee and its advisors, and the Committee considers the results of the most recent say on pay vote.

Management of Investments

The Company holds its investments mainly through limited partner interests in the investment partnerships.  The general partner of the investment partnerships does not charge Biglari Holdings management fees, only a performance fee; therefore, its fees are predicated solely on investment gains rather than assets under management.  Income from the investment partnerships is excluded in the calculation of Mr. Biglari’s incentive compensation under the Incentive Agreement.  The investments in the investment partnerships are more fully described under “Related Person Transactions”.

Compensation of Controller

The Committee has charged Mr. Biglari with the responsibility of reviewing and confirming the compensation of other executive officers, including senior executives of the Company’s major subsidiaries.  Factors considered are typically subjective, such as the executive’s performance and any changes in that executive’s functional responsibilities, which were the primary factors used in determining the salary and bonus for the Company’s Controller in 2015, the 2014 transition period and fiscal 2014 and 2013.  We may also utilize different incentive arrangements, with their terms dependent upon such elements as the economic potential or capital intensity of the business.  The incentives could be large and will always be tied to the operating results for which an executive exercises authority.

Employment Agreements, Severance, and Change-in-Control Arrangements

Neither Mr. Biglari nor Mr. Lewis has an employment agreement with the Company and neither has been granted or holds any stock options or restricted stock awards from the Company.

Mr. Biglari’s Incentive Agreement continues in effect during his service as Chief Executive Officer of the Company, but does not alter his at-will employment arrangement with the Company.  If there is a “change in control” of the Corporation, Mr. Biglari is terminated by the Corporation without “cause” or Mr. Biglari resigns for “good reason” (as those terms are defined in the Incentive Agreement), Mr. Biglari will be entitled to receive a severance payment equal to 2.99x his average annual cash compensation (consisting of his base salary and incentive compensation), determined from the date of the Incentive Agreement, subject to reduction to the extent necessary so that no portion of the severance payment will be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Benefits Provided, and Not Provided, by the Company

The Committee does not bestow many traditional perquisites on the Named Executive Officers, such as auto allowances, health club memberships, executive physicals, country club memberships, personal financial planning services, and other similar benefits that do not closely relate to shareholder value creation.

During fiscal 2010, we resolved to suspend, indefinitely, all future option grants and placed a moratorium on the issuance of restricted stock.  The Committee does not believe in granting conventional incentives such as stock options and restricted stock, which would dilute shareholders’ ownership in the Corporation.

Deductibility Cap on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly held corporation for compensation to the principal executive officer, principal financial officer, or any of the three other most highly compensated executive officers in excess of $1 million in any taxable year.  Payments made pursuant to the Incentive Agreement, however, are intended to qualify as “performance based compensation,” eligible for continued deductibility with shareholder approval.  To preserve the tax deductibility of such compensation, the Corporation sought and obtained shareholder approval of the Incentive Agreement.

In 2015, we did not pay compensation that was not deductible under Section 162(m).

Compensation Policies Relating to Risk Management

The Committee believes that our compensation policies and practices, as a result of their emphasis on long-term value creation, do not encourage unnecessary or excessive risk taking and that any risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Corporation.

Summary Compensation Information

The following table shows the compensation paid to the Company’s Chief Executive Officer and Controller, who are the Company’s only executive officers and whom we refer to herein collectively as our “Named Executive Officers,” for 2015, the 2014 transition period and the 2014 and 2013 fiscal years.

Name and Principal Position	Fiscal Yeara		Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)b	All Other Compensation($)		Total ($)
Sardar Biglari,	2015		$900,000	$—	$—	$—		$900,000
Chairman / Chief	2014	t	$225,000	$—	$—	$—		$225,000
Executive Officer	2014		$900,000	$—	$—	$—		$900,000
	2013		$900,000	$—	$10,000,000	$42,797	c	$10,942,797

Bruce Lewis,	2015		$365,000	$400,000	$—	$24,712	d	$789,712
Controller	2014	t	$83,750	$—	$—	$—		$83,750
	2014		$330,962	$365,000	$—	$—		$695,962
	2013		$320,000	$300,000	$—	$—		$620,000

a.	2015 represents the calendar year from January 1, 2015 to December 31, 2015.
2014t represents the transition period from September 25, 2014 to December 31, 2014.
2014 represents the fiscal year from September 26, 2013 to September 24, 2014.
2013 represents the fiscal year from September 27, 2012 to September 25, 2013.

b.	Represents incentive compensation paid in accordance with the terms of the Incentive Agreement.

c.
Prior to fiscal 2014, the Company had a direct ownership in CCA Industries. Mr. Biglari served on the Board of Directors of CCA Industries during this time.  The value of director’s fees received was $42,500 in fiscal 2013.

d.	Represents reimbursed relocation expenses of $23,632 and life insurance premiums of $1,080 paid by the Company.

Narrative Disclosure to Summary Compensation Table

As referenced above in the Compensation Discussion and Analysis section, Mr. Biglari, as CEO of the Company, oversees all aspects of its restaurant, insurance and media properties.  In 2015, Mr. Biglari was paid solely his base salary of $900,000 for his multifaceted role as CEO of the Company’s operating businesses.  Mr. Biglari did not receive any compensation under the Incentive Agreement for 2015.  Fees paid to Biglari Capital in 2015 are fully described under “Related Person Transactions”.

Plan-Based Award Grants; Outstanding Equity Awards; Award Exercise and Vesting

The Corporation does not grant any stock options or other awards under its equity incentive plans, which have been suspended indefinitely.  Accordingly, neither of the Named Executive Officers has been granted or holds any stock options or restricted stock awards from the Company.

Under the terms of the Incentive Agreement, the maximum incentive payment that Mr. Biglari may receive with respect to 2016 is $10 million.

Retirement Benefits

Our subsidiaries maintain various 401(k) plans.  One of our Named Executive Officers participates in the Steak n Shake 401(k) Savings Plan (the “401(k) Plan”), which is a defined contribution plan.  Discretionary matching contributions were made in each of calendar years 2015, 2014 and 2013.  Discretionary contributions are based on the profitability of the Corporation and subject to quarterly revision.  The Named Executive Officers and other “highly compensated employees” (as that term is defined by IRS regulations) are limited to contributing less than 1% of their cash compensation to the 401(k) Plan.

Potential Payments Upon Termination of Employment

For a description of the rights to which Mr. Biglari is entitled in the event of a “change in control” of the Corporation, Mr. Biglari’s termination by the Corporation without “cause” or Mr. Biglari’s resignation for “good reason,” see “Compensation Discussion and Analysis – Employment Agreements, Severance and Change-in-Control Arrangements” and “Related Person Transactions.”  Mr. Biglari has not received any stock awards from the Corporation.

Mr. Lewis does not have any agreement with the Company providing for payments upon termination or in the event of a change in control of the Corporation.  Mr. Lewis has not received any stock awards from the Corporation.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange.  Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons that no Section 16(a) forms were required for those persons, the Corporation believes that during 2015 all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table details information regarding our existing equity compensation plans as of December 31, 2015:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,218	$271.58	—
Equity compensation plans not approved by security holders	—	$—	—
Total	5,218	$271.58	—

During fiscal year 2010, we resolved to suspend, indefinitely, all future option grants and placed a moratorium on the issuance of restricted stock.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2015, the Governance, Compensation and Nominating Committee of the Board consisted of Kenneth R. Cooper, Ruth J. Person, William L. Johnson and James P. Mastrian.  None of these individuals has at any time been an officer or employee of the Corporation.  During 2015, none of our executive officers served as a member of the board of directors or compensation committee of any entity for which a member of our Board or Governance, Compensation and Nominating Committee served as an executive officer.

GOVERNANCE, COMPENSATION, AND NOMINATING COMMITTEE REPORT

The Governance, Compensation and Nominating Committee of the Board (the “Committee”) is currently composed of the persons identified below.  The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement on pages 18 to 22.  Based on the Committee’s review and discussions with management, it recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.  Submitted by the members of the Committee:

Kenneth R. Cooper, William L. Johnson, James P. Mastrian and Ruth J. Person

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Security Ownership of Directors and Management

The following table shows the total number of shares of our Common Stock beneficially owned as of March 4, 2016 and the percentage of outstanding shares for (i) each director, (ii) each Named Executive Officer, and (iii) all directors and executive officers, as a group:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Sardar Biglari	1,046,101	(1)	50.6%
Philip L. Cooley	7,475	(2)	*
Ruth J. Person	512		*
Kenneth R. Cooper	313		*
William L. Johnson	385		*
James P. Mastrian	336	(3)	*
Bruce Lewis	—		—
All directors and executive officers as a group (7 persons)	1,047,647		50.7%

*	Less than 1%

1)
Includes 365,726 shares owned directly by The Lion Fund, L.P., 640,312 shares owned directly by The Lion Fund II, L.P., 1,045 shares held under the 401(k) Plan, 524 shares held under the Steak n Shake Non-Qualified Savings Plan, 31,019 shares held by Mr. Biglari and 7,475 shares beneficially owned by Dr. Cooley.  Mr. Biglari has the sole power to vote and dispose of the shares beneficially owned by the foregoing persons, other than the shares held under each of the 401(k) Plan and the Steak n Shake Non-Qualified Savings Plan and the shares beneficially owned by Dr. Cooley.  Mr. Biglari has sole power to direct the voting of the shares held under each of the 401(k) Plan and the Steak n Shake Non-Qualified Savings Plan.  Mr. Biglari shares with Dr. Cooley the power to vote and dispose of the shares beneficially owned by Dr. Cooley.  Mr. Biglari disclaims beneficial ownership of the shares that he does not directly own.  See also footnote 1 to the table below.

2)	Includes 814 shares owned by Dr. Cooley’s spouse. Dr. Cooley disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

3)
Shares owned by Mr. Mastrian’s spouse individually or through the Nancy A. Mastrian Trust dated 9/30/97.  Mr. Mastrian disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Security Ownership of 5% Beneficial Owners

The following table shows as of March 4, 2016 the number and percentage of outstanding shares of our Common Stock beneficially owned by each person or entity known to be the beneficial owner of more than 5% of our Common Stock:

Name & Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Biglari Capital Corp. 17802 IH 10 West, Suite 400 San Antonio, TX 78257	1,006,038	(1)	48.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	126,418	(2)	6.1%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	111,040	(3)	5.4%
Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	110,705	(4)	5.4%
1)
This information was obtained from a Schedule 13D/A filed with the SEC on February 2, 2016 by the investment partnerships, Biglari Capital, Sardar Biglari, Philip L. Cooley, the 401(k) Plan and the Steak n Shake Non-Qualified Savings Plan, and the most recent Form 4 filed with the SEC by certain of the foregoing persons.  An aggregate of 365,726 shares are directly owned by The Lion Fund, L.P. and an aggregate of 640,312 shares are directly owned by The Lion Fund II, L.P.  Each of Biglari Capital, as the general partner of the investment partnerships, and Sardar Biglari, as Chairman and Chief Executive Officer of Biglari Capital, has the sole power to vote and dispose of the shares owned by the investment partnerships.  Each of Biglari Capital and Mr. Biglari disclaims beneficial ownership of the shares that he or it does not directly own.

2)
This information was obtained from a Schedule 13G/A filed with the SEC on January 25, 2016.  BlackRock, Inc. reported that it has sole voting power with respect to 123,168 shares of Common Stock and sole dispositive power with respect to 126,418 shares of Common Stock.

3)
This information was obtained from a Schedule 13D/A filed with the SEC on July 10, 2015.  GAMCO Asset Management Inc. reported that it has sole voting power with respect to 72,546 shares of Common Stock and sole dispositive power with respect to 76,747 shares of Common Stock. Gabelli Funds, LLC reported that it has sole voting and dispositive power with respect to 22,562 shares of Common Stock. Gabelli Securities, Inc. reported that it has sole voting and dispositive power with respect to 87 shares of Common Stock. Teton Advisors, Inc. reported that it has sole voting and dispositive power with respect to 11,306 shares of Common Stock. MJG Associates, Inc. reported that it has sole voting and dispositive power with respect to 120 shares of Common Stock. Mario J. Gabelli reported that he has sole voting and dispositive power with respect to 218 shares of Common Stock.

4)
This information was obtained from a Schedule 13G/A filed with the SEC on February 16, 2016.  Janus Capital Management LLC reported that it has sole voting and dispositive power with respect to 110,705 shares of Common Stock.

RELATED PERSON TRANSACTIONS

Policy Regarding Related Person Transactions

The Governance, Compensation and Nominating Committee (the “Committee”) reviews each related person transaction (as defined below) and determines whether it will approve or ratify that transaction based on whether the transaction is in the best interests of the Company and its shareholders.  Any Board member who has any interest (actual or perceived) will not be involved in the consideration.

A “related person transaction” is any transaction, arrangement or relationship in which we are a participant, the related person (defined below) had, has or will have a direct or indirect material interest and the aggregate amount involved is expected to exceed $120,000 in any calendar year.  “Related person” includes (a) any person who is or was (at any time during the last fiscal year) an officer, director or nominee for election as a director; (b) any person or group who is a beneficial owner of more than 5% of our voting securities; (c) any immediate family member of a person described in provisions (a) or (b) of this sentence; or (d) any entity in which any of the foregoing persons is employed, is a partner or has a greater than 5% beneficial ownership interest.

In determining whether a related person transaction will be approved or ratified, the Committee may consider factors such as (a) the extent of the related person’s interest in the transaction; (b) the availability of other sources of comparable products or services; (c) whether the terms are competitive with terms generally available in similar transactions with persons that are not related persons; (d) the benefit to us; and (e) the aggregate value of the transaction.

Related Person Transactions

Investments in the Investment Partnerships

Since the year 2000, Mr. Biglari has served as Chairman of Biglari Capital, general partner of the investment partnerships.  Biglari Capital, in its capacity as general partner, receives an annual incentive reallocation equal to 25% of the net profits allocated to the limited partners of the investment partnerships in excess of their applicable hurdle rate (6% for Biglari Holdings and its subsidiaries pursuant to the Shared Services Agreement (as described below) and 5% for other limited partners) subject to a high-water mark.  Biglari Capital does not receive any fees based on assets under management; its fees are predicated solely on investment gains.

Mr. Biglari stated in his 2015 letter to shareholders: “Our incentive system differs from that of most investment managers, whose compensation is tied to the level of assets under management. Regardless of whether an investor makes or loses money, the investment manager is guaranteed significant income. A typical manager’s incentive is to earn a return on his capital, rather than a return on his investors’ capital. In addition, a hedge fund manager may charge both a large management fee, 2% of assets, plus a significant contingent payment, 20% of profits — and usually absent a minimum hurdle rate.” The Committee agrees with this view and believes that the incentive reallocation under the terms of the investment partnership agreements is favorable.

During 2015, the Company invested $88,500,000 in the investment partnerships in exchange for additional limited partner interests.  An incentive reallocation to Biglari Capital is determined as of December 31 of each year. During 2015, a distribution to the Company occurred during a period in which return on investment exceeded the hurdle rate.  The distribution resulted in an incentive reallocation from Biglari Holdings of $23,982.  There were no other incentive reallocations to Biglari Capital from the Company in 2015.

Tender Offer by The Lion Fund II

On July 1, 2015, The Lion Fund II, L.P. completed a tender offer for Common Stock of Biglari Holdings.  The Lion Fund II, L.P. purchased 616,312 shares of Common Stock at a price of $420.00 per share, net to the seller in cash, for aggregate consideration of $258,851,040.

Shared Services Agreement

Biglari Holdings and Biglari Capital have a Shared Services Agreement in which Biglari Holdings provides certain services to Biglari Capital, including use of space at the Company’s corporate headquarters in San Antonio, in exchange for a 6% hurdle rate for Biglari Holdings and its subsidiaries (as compared to a 5% hurdle rate for all other limited partners) in order to determine the incentive reallocation to Biglari Capital, as general partner of the investment partnerships, under their respective partnership agreements. The incentive reallocation to Biglari Capital is equal to 25% of the net profits allocated to the limited partners in excess of their applicable hurdle rate over the previous high-water mark. The Shared Services Agreement runs for an initial five-year term, and automatically renews for successive five-year periods, unless terminated by either party effective at the end of the initial or renewed term, as applicable. The term of the Shared Services Agreement coincides with the lock-up period for the Company’s investments under the respective partnership agreements.  During the year that ended December 31, 2015, the Company provided services for Biglari Capital under the Shared Services Agreement having an aggregate cost of $4,425,439.

License Agreement

On January 11, 2013, the Company entered into a Trademark License Agreement (the “License Agreement”) with Mr. Biglari. The License Agreement was unanimously approved by the Committee. In addition, the license under the License Agreement is provided on a royalty-free basis in the absence of specified extraordinary events described below.  Accordingly, the Company and its subsidiaries have paid no royalties to Mr. Biglari under the License Agreement since its inception.

Under the License Agreement, Mr. Biglari granted to the Company an exclusive license to use the Biglari and Biglari Holdings names (the “Licensed Marks”) in association with various products and services (collectively the “Products and Services”). Upon (a) the expiration of twenty years from the date of the License Agreement (subject to extension as provided in the License Agreement), (b) Mr. Biglari’s death, (c) the termination of Mr. Biglari’s employment by the Company for Cause (as defined in the License Agreement), or (d) Mr. Biglari’s resignation from his employment with the Company absent an Involuntary Termination Event (as defined in the License Agreement), the Licensed Marks for the Products and Services will transfer from Mr. Biglari to the Company, without any compensation, if the Company is continuing to use the Licensed Marks in the ordinary course of its business. Otherwise, the rights will revert to Mr. Biglari.

If (i) a Change of Control (as defined in the License Agreement) of the Company; (ii) the termination of Mr. Biglari’s employment by the Company without Cause; or (iii) Mr. Biglari’s resignation from his employment with the Company due to an Involuntary Termination Event (each, a “Triggering Event”) were to occur, Mr. Biglari would be entitled to receive a 2.5% royalty on “Revenues” with respect to the “Royalty Period.” The royalty payment to Mr. Biglari would not apply to all revenues received by Biglari Holdings and its subsidiaries nor would it apply retrospectively (i.e., to revenues received with respect to the period prior to the Triggering Event). The royalty would apply to revenues recorded by the Company on an accrual basis under GAAP, solely with respect to the defined period of time after the Triggering Event equal to the Royalty Period, from a covered Product, Service or business that (1) has used the Biglari Holdings or Biglari name at any time during the term of the License Agreement, whether prior to or after a Triggering Event, or (2) the Company has specifically identified, prior to a Triggering Event, will use the name Biglari or Biglari Holdings.

“Revenues” means all revenues received, on an accrual basis under GAAP, by the Company, its subsidiaries and affiliates from the following: (1) all Products and Services covered by the License Agreement bearing or associated with the names Biglari and Biglari Holdings at any time (whether prior to or after a Triggering Event). This category would include, without limitation, the use of Biglari or Biglari Holdings in the public name of a business providing any covered Product or Service; and (2) all covered Products, Services and businesses that the Company has specifically identified, prior to a Triggering Event, will bear, use or be associated with the name Biglari or Biglari Holdings.

The Committee unanimously approved the association of the Biglari name and mark with all of Steak n Shake’s restaurants (including Company operated and franchised locations), products and brands. On May 14, 2013, the Company, Steak n Shake, LLC and Steak n Shake Enterprises, Inc. entered into a Trademark Sublicense Agreement in connection therewith. Accordingly, revenues received by the Company, its subsidiaries and affiliates from Steak n Shake’s restaurants, products and brands would come within the definition of Revenues for purposes of the License Agreement.

The “Royalty Period” is a defined period of time, after the Triggering Event, calculated as follows: (i) if, following three months after a Triggering Event, the Company or any of its subsidiaries or affiliates continues to use the Biglari or Biglari Holdings name in connection with any covered product or service, or continues to use Biglari as part of its corporate or public company name, then the “Royalty Period” will equal (a) the period of time during which the Company or any of its subsidiaries or affiliates continues any such use, plus (b) a period of time after the Company, its subsidiaries and affiliates have ceased all uses of the names Biglari and Biglari Holdings equal to the length of the term of the License Agreement prior to the Triggering Event, plus three years. As an example, if a Triggering Event occurs five years after the date of the License Agreement, and the Company ceases all uses of the Biglari and Biglari Holdings names two years after the Triggering Event, the Royalty Period will equal a total of ten years (the sum of two years after the Triggering Event during which the Biglari and Biglari Holdings names are being used, plus a period of time equal to the five years prior to the Triggering Event, plus three years); or (ii) if the Company, its subsidiaries and affiliates cease all uses of the Biglari and Biglari Holdings names within three months after a Triggering Event, then the “Royalty Period” will equal the length of the term of the License Agreement prior to the Triggering Event, plus three years. As an example, if a Triggering Event occurs five years after the date of the License Agreement, and the Company ceases all uses of the Biglari and Biglari Holdings names two months after the Triggering Event, the Royalty Period will equal a total of eight years (the sum of the period of time equal to the five years prior to the Triggering Event, plus three years). Notwithstanding the above methods of determining the Royalty Period, the minimum Royalty Period is five years after a Triggering Event.

Services Provided by Family Members of Mr. Biglari

Shawn Biglari, Sardar Biglari’s brother, is employed in business development for Steak n Shake.  Shawn Biglari received $153,200 in compensation from the Company during 2015.

Except as set forth above, there are no transactions that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Exchange Act.

INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP has advised us that they have billed or will bill us the following amounts for services for 2015, the 2014 transition period and fiscal 2014.

Type of Fee	2015	2014 Transition Period	Fiscal 2014
Audit Fees(1)	$808,750	$445,750	$682,800
Audit-Related Fees(2)	51,250	—	77,700
Tax Fees	—	—	—
Total Fees	$860,000	$445,750	$760,500

(1)
Audit fees include fees for services performed for the audit of our annual financial statements including services related to Section 404 of the Sarbanes-Oxley Act and review of financial statements included in our Form 10-Q filings, Form 10-K filing, Registration Statements, comment letters and services that are normally provided in connection with statutory or regulatory filings or engagements. Billings not finalized at time of filing are included in the year paid.

(2)
Audit-Related Fees include fees for assurance and related services performed that are reasonably related to the performance of the audit or review of our financial statements.  This includes services provided to audit Steak n Shake’s 401(k) Plan.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.  These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  The independent auditor and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval, and the fees for the services performed to date.  The Audit Committee may also pre-approve particular services on a case-by-case basis.  In each of 2015, the 2014 transition period and fiscal 2014, the Audit Committee pre-approved the services reported above as audit-related services and Deloitte & Touche LLP did not provide any other services during such years.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the consolidated financial statements of the Corporation and its subsidiaries set forth in Item 8 of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015 with management of the Corporation and Deloitte & Touche LLP, independent public accountants for the Corporation.

The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.  In addition, the Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable PCAOB requirements for independent accountant communications with audit committees with respect to auditor independence and has discussed with Deloitte & Touche LLP its independence from the Corporation.

Based on the review and discussions with management of the Corporation and Deloitte & Touche LLP referred to above, the Audit Committee recommended to the Board that the Corporation include the consolidated financial statements of the Corporation and subsidiaries for the year ended December 31, 2015 in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the Corporation’s independent public accountants.  In giving its recommendation to the Board, the Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the reports of the Corporation’s independent public accountants with respect to such financial statements.

Submitted by the members of the Audit Committee of the Board.

William L. Johnson, Chairman
Kenneth R. Cooper
James P. Mastrian
Ruth J. Person

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions.  You can identify these statements from our use of the words “plan,” “forecast,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “is likely,” “will,” and similar expressions.  These forward-looking statements may include, among other things:

•	statements and assumptions relating to financial performance;

•	statements relating to the anticipated effects on results of operations or financial condition of recent or future developments or events;

•	statements relating to our capital raising activities, business and growth strategies; and

•	any other statements, projections or assumptions that are not historical facts.

Forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements to differ materially from our expectations of future results, performance or achievements expressed or implied by these forward-looking statements.  In addition, our past results of operations do not necessarily indicate our future results.  We discuss these and other uncertainties in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015, as may be updated in our Quarterly Reports on Form 10-Q filed with the SEC.  We undertake no obligation to update publicly any of these statements in light of future events, except as required by law.

ANNUAL REPORT

A copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015, as required to be filed with the SEC, excluding exhibits, will be mailed to shareholders without charge upon written request to the Secretary of the Corporation at 17802 IH 10 West, Suite 400, San Antonio, Texas  78257.  Such request must set forth a good-faith representation that the requesting party was either a holder of record or a beneficial owner of the Common Stock of the Corporation on the record date for the Annual Meeting.  Exhibits to the Form 10-K will be mailed upon similar request and payment of specified fees.  The Corporation’s Form 10-K is also available through the SEC’s website (www.sec.gov).

PROPOSALS BY SHAREHOLDERS

Any shareholder proposal intended to be considered for inclusion in the proxy statement for presentation at the 2017 Annual Meeting must be received by the Corporation by November 7, 2016.  The proposal must be in accordance with the provisions of Rule 14a-8 promulgated by the SEC under the Exchange Act.

In addition, the Company’s Amended and Restated By-laws contain an advance notice provision requiring that, if a shareholder wants to present a proposal (including a nomination) at an annual meeting of shareholders, the shareholder must give timely notice thereof in writing to the Secretary of the Corporation.  To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting.  If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

It is suggested that any proposal be submitted by certified mail – return receipt requested.  The Corporation reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements.

OTHER MATTERS

As of the date of this proxy statement, our Board does not know of any matter that will be presented for consideration at the Annual Meeting other than as described in this proxy statement.  As to other business that may properly come before the Annual Meeting, it is intended that proxies properly executed and returned will be voted in respect thereof at the discretion of the person voting the proxies in accordance with his best judgment.

By order of the Board,

Sardar Biglari
Chairman and Chief Executive Officer

San Antonio, Texas
March 7, 2016

BIGLARI HOLDINGS INC. 17802 IH 10 WEST SUITE 400 SAN ANTONIO, TX 78257
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE FOLLOWING:	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

	☐	☐	☐

1. Election of Directors
Nominees:

01  Sardar Biglari
02  Philip L. Cooley
03  Kenneth R. Cooper
04  James P. Mastrian
05  Ruth J. Person

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 2 AND 3:		For	Against	Abstain

2	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Corporation’s independent registered public accounting firm for 2016.	☐	☐	☐

3	Non-binding advisory resolution to approve the Corporation’s executive compensation, as described in these proxy materials.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE AGAINST PROPOSAL 4:		For	Against	Abstain

4	The Humane Society of the United States’ shareholder proposal, if properly presented at the Annual Meeting.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

BIGLARI HOLDINGS INC.

You must present this admission ticket in order to gain admittance to the annual meeting of the shareholders of Biglari Holdings Inc. (the “Annual Meeting”) to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 7, 2016, at 1:00 p.m., Eastern Daylight Time, or at any adjournment or postponement thereof.  This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you must bring with you a statement, legal proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on April 7, 2016: The Proxy Statement and 2015Annual Report are available at www.biglariholdings.com/annualmeeting.

ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned appoints Sardar Biglari and Philip L. Cooley, and each of them, the proxies of the undersigned with full power of substitution, to vote all shares of common stock of Biglari Holdings Inc. (the “Corporation”), which the undersigned is entitled to vote at the Annual Meeting of shareholders of the Corporation (the “Annual Meeting”) to be held at The St. Regis Hotel, Two East 55th Street at Fifth Avenue, New York, New York 10022, on April 7, 2016, at 1:00 p.m., Eastern Daylight Time, or at any adjournment or postponement thereof, as indicated on the reverse side on Proposals 1, 2, 3 and 4 and as said proxies may determine in the exercise of their best judgment on any other matters which may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

Your vote is important. If you do not expect to attend the Annual Meeting or if you plan to attend but wish to vote by proxy, please sign, date and mail this proxy. A return envelope is provided for this purpose.

Continued and to be signed on reverse side